EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

December 8, 2004

UltraGuard Water Systems Corp.
914 Sherwood Avenue
Coquitlam, BC V3K 1A6

Gentlemen,

We hereby consent to the use of our audit report dated April 8, 2004, except as to Note 11, which is as at September 1, 2004, of UltraGuard Water Systems Corp. for the year ended December 31, 2003 in the Form S-8 of UltraGuard Water Systems Corp. dated December 8, 2004

Sincerely,

Manning Elliott

Chartered Accountants